Exhibit 99.1

BlackRock TCP Capital Corp.

Pro Forma Consolidated Statements of Assets and Liabilities (Unaudited)

	June 30, 2026	Pro Forma Adjustments (1)		Pro Forma June 30, 2026
Assets
Investments, at fair value	$1,290,523,348	$(511,904,274)	(2)	$778,619,074
Cash and cash equivalents	157,546,660	(135,203,837)	(3)	22,342,823
Interest, dividends and fees receivable	23,607,858	(4,397,900)		19,209,958
Deferred debt issuance costs	2,588,305	(1,240,222)		1,348,083
Prepaid expenses and other assets	2,197,356	(90,969)		2,106,387
Total assets	1,476,463,527	(652,837,202)		823,626,325

Liabilities
Debt, net of deferred issuance costs	910,581,937	(591,632,840)		318,949,097
Interest and debt related payables	4,375,009	(4,050,402)		324,607
Management fees payable	4,124,508	—		4,124,508
Reimbursements due to the Advisor	169,320	—		169,320
Accrued expenses and other liabilities	5,205,926	(9,000)		5,196,926
Total liabilities	924,456,700	(595,692,242)		328,764,458

Net assets	$552,006,827	$(57,144,960)		$494,861,867

Composition of net assets applicable to common shareholders
Common stock	$83,902	$—		$83,902
Paid-in capital in excess of par	1,727,427,570	—		1,727,427,570
Distributable earnings (loss)	(1,175,504,645)	(57,144,960)		(1,232,649,605)
Total net assets	552,006,827	(57,144,960)		494,861,867
Total liabilities and net assets	$1,476,463,527	$(652,837,202)		$823,626,325

(1) Pro forma adjustments represent the impact of the Transaction

(2) June 30, 2026 fair market value of assets sold, net of TCPC 5% equity investment in Blackrock DLF-C 2026, LLC

(3) Includes estimated seller and transaction expenses

Exhibit 99.1

BlackRock TCP Capital Corp.

Consolidated Statements of Operations (Unaudited)

	Six Months Ended June 30, 2026	Pro Forma Adjustments (1)	Six Months Ended June 30, 2026
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$67,540,767	$—	$67,540,767
Non-controlled, affiliated investments	905,445	—	905,445
Controlled investments	3,906,047	—	3,906,047
PIK interest income:			—
Non-controlled, non-affiliated investments	5,465,634	—	5,465,634
Non-controlled, affiliated investments	748,701	—	748,701
Controlled investments	415,331	—	415,331
Dividend income:			—
Non-controlled, non-affiliated investments	1,003,276	—	1,003,276
Non-controlled, affiliated investments	—	—	—
Controlled investments	2,614,290	—	2,614,290
Other income:			—
Non-controlled, non-affiliated investments	5,877	—	5,877
Total investment income	82,605,368	—	82,605,368

Operating expenses
Interest and other debt expenses	31,044,015	—	31,044,015
Management fees	8,891,551	—	8,891,551
Professional fees	2,243,187	—	2,243,187
Administrative expenses	909,733	—	909,733
Insurance expense	421,383	—	421,383
Director fees	375,000	—	375,000
Custody fees	166,199	—	166,199
Other operating expenses	1,935,027	—	1,935,027
Total operating expenses	45,986,095	—	45,986,095
Net investment income	36,619,273	—	36,619,273

Realized and unrealized gain (loss) on investments and foreign currency	(48,274,018)	(57,144,960)	(105,418,978)
Realized loss on extinguishment of debt	(2,897,355)	—	(2,897,355)

Net increase (decrease) in net assets resulting from operations	$(14,552,100)	$(57,144,960)	$(71,697,060)

(1) Pro forma adjustments represent the impact of the Transaction